Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan of QuantumScape Corporation of our reports dated February 28, 2023, with respect to the consolidated financial statements of QuantumScape Corporation and the effectiveness of internal control over financial reporting of QuantumScape Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 28. 2023